Exhibit 99.1

FIRST KEYSTONE CORPORATION

FOR IMMEDIATE RELEASE

Date:     September 26, 2018

Contact:	Robert A. Bull
Chairman of the Board
570-752-3671

First Keystone Corporation Announces Leadership Change

Berwick, PA, September 26, 2018 – First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, announced today that the Boards of Directors have appointed Elaine A. Woodland as President and Chief Executive Officer of the corporation and the bank. Ms. Woodland has previously served as the Treasurer of the corporation and Chief Operating Officer of the bank since 2014. She had been appointed as the interim President and Chief Executive Officer of the corporation and the bank in April 2018.

In making this decision, the Board of Directors assessed the corporation’s strategic plan, its current and ongoing needs, and the organization’s and management team’s breadth and depth and determined it was in the best interests of the corporation and its shareholders to appoint Ms. Woodland as the permanent President and Chief Executive Officer of the corporation and bank.

Speaking on behalf of the Board of Directors, Robert A. Bull, Chairman of the Board of Directors stated, “We reviewed the corporation’s recent performance and Ms. Woodland’s contributions to that performance and believe that she is the most qualified candidate to deliver the best results for our corporation and shareholders. Ms. Woodland has served the corporation and bank in many roles over the years including most recently as interim President and Chief Executive Officer.” Mr. Bull continued, “We are pleased that Elaine will bring her unique set of skills and extensive experience to this role, and she has already made a significant positive impact in her time as interim President and Chief Executive Officer.”

About First Keystone Corporation

First Keystone Corporation is the parent holding company for First Keystone Community Bank which provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Forward-Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of First Keystone Corporation to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.